UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2015

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

23 E. Main Street, Suite 1525
Rochester, New York	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(585) 325-3610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 15, 2015 and September 17, 2015, Document Security Systems, Inc. (the “Company”) entered into securities purchase agreements with certain accredited investors for the sale of an aggregate of 2,272,727 shares of common stock at a purchase price of $0.22 per share, for a total purchase price of $500,000. In addition to common stock, the purchasers will receive accompanying four-year warrants to purchase up to an aggregate of 454,547 additional shares of common stock, first exercisable on or after March 16, 2016, and March 18, 2016.

The offering is being made pursuant to a prospectus supplement to be filed with the Securities and Exchange Commission and an accompanying prospectus dated November 1, 2013, pursuant to the Company’s shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission on October 11, 2013 and became effective on November 1, 2013 (File No. 333-191704). The offering is ongoing, and is expected to consist of multiple closings on the same terms to occur on or before September 30, 2015. The Company is offering a number of shares of common stock to result in aggregate sales proceeds of up to $2.02 million. The form of securities purchase agreement contains customary representations, warranties, and covenants by us and the investors. The accompanying form of warrant contains customary clauses relating to exercise, adjustments for stock dividends and splits, and transferability. No placement agent or underwriter is involved in the offering.

A copy of the form of securities purchase agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the securities purchase agreement is not complete and is qualified in its entirety by reference to Exhibit 10.1. A copy of the form of warrant is attached as Exhibit 10.2 and is incorporated herein by reference. The foregoing description of the warrant is not complete and is qualified in its entirety by reference to Exhibit 10.2. A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the validity of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

10.1	Form of Securities Purchase Agreement for September 2015 Financing.

10.2	Form of Common Stock Purchase Warrant for September 2015 Financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Date: September 17, 2015	/s/ Jeffrey Ronaldi
By: Jeffrey Ronaldi
Title: Chief Executive Officer